                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                       SEC FILE NUMBER:
                                                      CUSIP NUMBER:  232781 10 4

                                 (Check One):
[X] Form 10-K    [_] Form 11-K    [_] Form 20-F   [_] Form 10-Q   [_] Form N-SAR

For Period Ended:  September 30, 1997

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________
PART I - REGISTRANT INFORMATION
________________________________________________________________________________
Full Name of Registrant

                       CYPRESS FINANCIAL SERVICES, INC.
________________________________________________________________________________
Former Name if Applicable
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

                         5400 Orange Avenue, Suite 200
________________________________________________________________________________
City, State and Zip Code

                           Cypress, California 90630
________________________________________________________________________________

PART II - RULES 12b-25(b) AND (c)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.

                                Not Applicable
________________________________________________________________________________

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

                            See Rider Attached
________________________________________________________________________________

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Otto J. Lacayo            (714)                 995-0627
________________________________________________________________________________
               (Name)             (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

          [X]    Yes            [_]    No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

          [_]    Yes            [X]    No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       CYPRESS FINANCIAL SERVICES, INC.
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   December 30, 1997                By:    /s/ OTTO J. LACAYO
                                                -------------------------------
                                                Chief Financial Officer

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                       CYPRESS FINANCIAL SERVICES, INC.
                             RIDER TO FORM 12B-25
                            Date: December 29, 1997


Response to Part III
--------------------

     The financial statements of Cypress Financial Services, Inc. (The "Registrant") were not completed until December 29, 1997, the last day for timely filing of its Annual Report on Form 10-K for the fiscal year ended September 30, 1997, pursuant to Rule O-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     The Registrant intends to file the Form 10-K on December 30, 1997.